Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

BrightSpire Capital, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock	457(c) and 457(h)	10,000,000	$8.68	$86,800,000	0.0000927	$8,046.36
Total Offering Amounts					$86,800,000		$8,046.36
Total Fee Offsets (3)							—
Net Fee Due							$8,046.36

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an additional indeterminate amount of shares of Class A common stock (the “Common Stock”) to be offered or sold pursuant to the equity incentive plan described herein, which may become issuable to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits and other anti-dilution provisions.
(2)    Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 29, 2022, which date is within five business days prior to filing this Registration Statement.
(3)    The Registrant is not relying on Rule 457(p) to offset some or all of the filing fee due.